 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Franklin Hill Acquisition Corporation of our report dated May 23, 2016 relating to the financial statements as of December 31, 2015 and for the period from December 11, 2015 (date of inception) to December 31, 2015 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

KCCW Accountancy Corp.

Alhambra, California
December 14, 2016

 KCCW Accountancy Corp.

430 S. Garfield Ave., #489, Alhambra, CA 91801, USA

Tel: +1 626 282 3700 • Fax: +1 626 529 1580 • info@kccwcpa.com